SELLING SECURITYHOLDER
STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of the date set forth on the Purchaser Execution Page hereof (this “Agreement”) by the purchaser set forth on the Purchaser Execution Page hereof as the buyer (the “Purchaser”), and by the seller set forth on the Seller Execution Page hereof as the seller (the “Seller”).

W I T N E S S E T H :

WHEREAS, the Seller is the owner of shares of common stock (the “Common Stock”) of APO Health, Inc. (the “Company”), a New York company; and

WHEREAS, the Purchaser desires to purchase from the Seller, the number of shares of the Common Stock indicated opposite the Purchaser’s name on the execution page of this Agreement at a price per share equal to the price set forth on the execution page hereof (the “Shares”) and the Seller desires to sell the Shares to the Purchaser upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Definitions; Construction.

1.1 Certain Defined Terms. As used in this Agreement, each capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the attached Exhibit A.

1.2 Construction.

(a) As used in this Agreement or any Related Document, (i) the singular includes the plural and the plural includes the singular; (ii) “or” is not exclusive; (iii) a reference to any Person includes its, his or her permitted successors and permitted assigns; (iv) accounting terms have the meanings assigned to them by generally accepted accounting principles, as applied by the accounting entity to which they refer; (v) the words “include,” “includes” and “including” are not limiting; (vi) the phrases “arising out of” or “arises out of” mean arising out of, in connection with or otherwise relating to (notwithstanding that in some cases all of such words may be used and in most cases they are not); (vii) a reference to a Section, Exhibit or Schedule is to the Section, Exhibit or Schedule of such Document unless otherwise indicated; (viii) references to any Document (1) shall include all exhibits, schedules and other attachments thereto, (2) shall include all Documents issued or executed in replacement thereof, and (3) shall mean such Document or replacement or predecessor thereto, as amended, modified or supplemented from time to time and in effect at any given time; (ix) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any Document shall refer to such Document as a whole and not to any particular provision of such Document; and (x) all pronouns shall be deemed to include all other genders and gender neutral terms (i.e., he, she and it).

(b) This Agreement is a result of negotiations among, and has been reviewed by the Seller, the Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Seller or the Purchaser.

2. Purchase and Sale of the Shares; Purchase Price; Closing; Liabilities.

2.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties and covenants contained herein, effective at the Closing, the Seller shall sell, transfer, convey, assign, set over and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Shares free and clear of all Encumbrances.

2.2 Purchase Price.

(a) Purchase Price. The purchase price for the Shares shall be as set forth on the execution page hereof for the Shares (the “Purchase Price”).

(b) Payment. On the Closing Date, Purchaser shall provide the purchase price set forth in 2.2(a) above.

2.3 Closing.

(a) The closing of the purchase and sale of the Shares (the “Closing”) shall take place on the date hereof at the offices of Virginia K. Sourlis, Esq. in Red Bank, New Jersey or at such other place as the parties may designate if each of the conditions specified in Section 6 (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is held is referred to in this Agreement as the “Closing Date”.

(b) At the Closing, subject to the terms and conditions of this Agreement, the Seller and the Company, as the case may be, shall execute and/or deliver to the Purchaser (i) the certificate(s) representing the Shares, duly endorsed or accompanied by a duly executed stock power assigning the Shares to the Purchaser or its assignee and otherwise in good form for transfer, such documents being sufficient to vest good title to the Shares in the Purchaser or its permitted assignee or assignees, free and clear of any Encumbrances, (ii) a certificate and release of Seller substantially in the form of Exhibit B attached hereto, (the “Seller’s Certificate”), (iii) all other Documents that are required expressly pursuant to this Agreement to be delivered by the Seller to Purchaser at the Closing, and (iv) such other Documents of assignment and transfer as shall be reasonably required by Purchaser.

(c) At the Closing, Seller shall deliver or cause to be delivered the share certificates as provided in Paragraph 2.3(b)(i) above.

(d) At the Closing, Purchaser shall deliver or cause to be delivered to the Seller the full purchase price set forth in 2.2(a) above.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:

3.1 Authorization. Such Seller is fully authorized and empowered without restriction to execute and deliver this Agreement and to perform Seller’s covenants and agreements hereunder. When executed and delivered by such Seller, this Agreement shall constitute the valid and legally binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitation on the availability of equitable remedies.

3.2 Disclosure. In connection with the execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated herein, and the sale of the Shares by the Seller to the Purchaser, the Seller is not or nor will be in violation of the provisions of Rule 10b-5 promulgated by the Securities and Exchange Commission. The representations and disclosures of the Seller do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in connection with the purchase and sale of the Shares hereunder.

3.3 Conflicts. Neither the execution and delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated herein, will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon the Seller, or conflict with or result in any breach or termination of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which such Seller is a party or by which such Seller or any of his properties or assets is bound.

3.4 Stock Ownership. Such Seller owns such Seller’s Shares subject to any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature, and has the right to sell and transfer the Shares to the Purchaser hereunder. The transfer of the Shares to the Purchaser hereunder will pass good and marketable title to the Shares to the Purchaser subject to said debts, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature, including, but not limited to, any agreement concerning the Shares among the current or prior Shareholders of the Company.

3.5 Not an Affiliate. The Seller is not an “affiliate” of the Company (as that term is defined in Rule 144(a)(1)).

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller:

4.1 Authorization of Agreement. Such Purchaser is fully authorized and empowered without restriction to execute and deliver this Agreement and to perform such Purchaser’s covenants and agreements hereunder. When executed and delivered by such Purchaser, this Agreement constitutes the valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5. Other Agreements of the Parties.

5.1 Other Actions. Each of the parties shall use its reasonable best efforts to cause the fulfillment of all of the conditions to their respective obligations to consummate the sale of the Shares at the earliest practicable date. The Seller shall execute and/or deliver and take such other actions as shall be reasonably requested by the Purchaser; provided, that no such action shall alter the terms of this Agreement.

5.2 Expenses. The Purchaser shall bear his own expenses in connection with its obligations hereunder and otherwise in connection with this Agreement and the Related Documents. The Seller shall bear his own expenses and the expenses of the Company in connection with their and its obligations hereunder and otherwise in connection with this Agreement and the Related Documents.

5.3 Transfer Taxes. Any Transfer Taxes payable as a result of the sale or purchase of the Shares shall be paid by the Seller.

6. Conditions of Closing.

6.1 Conditions Precedent to the Obligations of all the Parties.

(a) The purchase of the Shares by the Purchaser and sale of the Shares by the Seller is subject to the condition that no provision of any applicable law shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any Proceeding against the consummation of the sale and purchase of the Shares pursuant to this Agreement.

6.2 Conditions Precedent to Obligations of the Purchaser. Consummation of the purchase of the Shares by the Purchaser is also subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller contained herein shall be true and correct at and as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date as if made on the Agreement Date (provided that the representations and warranties that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date).

(b) Covenants. The Seller shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by it hereunder prior to or on the Closing Date; it being understood however that the Seller shall have performed and complied in all respects with those obligations, agreements and covenants required to be performed by them.

6.3 Conditions Precedent to Obligations of the Seller. Consummation of the sale of the Shares by the Seller is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained herein and in any Related Document shall be true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date (provided that the representations and warranties that are qualified as to materiality shall be true and correct in all respects as of the Closing Date.

(b) Covenants. The Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by it hereunder prior to or on the Closing Date it being understood however that the Purchaser shall have performed and complied in all respects with those obligations, agreements and covenants required to be performed by it.

7. Termination.

7.1 Means of Termination. This Agreement may be terminated anytime prior to Closing as follows: (a) by Purchaser by express mutual written consent; or (b) by Purchaser if any permanent injunction or other order of a governmental authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; provided, that no party shall be entitled to terminate this Agreement pursuant to this Section if the reason for such impossibility is due to a breach by the party proposing to terminate this Agreement.

7.2 Effect of Termination.  Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the Parties hereunder.

7.3 Cooperation - Tax Matters. The Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. The Purchaser and Seller agree, upon request, to use reasonable commercial efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8. Miscellaneous.

8.1 Entire Agreement, Survival. This Agreement (together with its Schedules and Exhibits) among the Parties contains, and is intended as, a complete statement of all of the terms and agreements among the Parties with respect to the matters provided for herein and supersedes any previous agreements and understandings among the Parties with respect to those matters. All of the representations, warranties, covenants and agreements of each of the Parties contained in this Agreement (including any Exhibit) and/or in any Related Document shall survive the execution, delivery and performance of this Agreement and each Related Document, for the period specified in Section 9.3, it being acknowledged and agreed that there is no time limit applicable to the obligations of any Indemnitor to indemnify, defend and hold harmless an Indemnitee in respect of any Excepted Indemnification Claims. This Agreement cannot be changed or terminated orally.

8.2 Jurisdiction and Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA TO BE APPLIED.

8.3 Schedules; Tables of Contents and Headings, Notices. Any Exhibit required to be attached and not attached to this Agreement on the Agreement Date shall be deemed to have been attached thereto with the following thereon: “None.” The table of contents and section headings of this Agreement and titles given to Exhibits to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible facsimile transmission) or delivered by a responsible overnight courier service, to the parties at the addresses set forth on Exhibit 12.3 (or to such address as a Party may have specified by notice given to the other Parties pursuant to this provision).

8.4 Separability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.5 Miscellaneous Provisions. All rights and remedies of any party under any provision of this Agreement shall be in addition to any other rights and remedies provided for by any law of any kind (including all forms of legal and equitable relief, including specific performance), all rights and remedies contemplated in the preceding part of this sentence shall be independent and cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy. Any party may waive compliance by another with any of the provisions of this Agreement provided that (a) no waiver of any provision shall be construed as a waiver of any other provision, and (b) any waiver must be in writing and shall be strictly construed. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties and any attempted assignment without the required consent shall be void; provided, that (i) no such consent shall be required for Purchaser to assign part or all of his rights under this Agreement to one or more of his respective Affiliates, but no such assignment shall relieve Purchaser of any of his respective obligations under this Agreement as a primary obligor and (ii) Purchaser shall have the right, without consent, to assign this Agreement and any agreements or other documents relating hereto, as collateral security for Purchaser’ and/or any of his Affiliates obligations to any of their lenders, and such lenders shall have the right, without consent, to assign their rights in and to this Agreement and any such agreements, certificates or other documents, to any purchaser or assignee of such lenders’ rights, whether by foreclosure or otherwise. This Agreement may be executed via counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement. The provisions of this Agreement (a) are for the sole benefit of the parties, and (b) shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. The Purchaser and the Seller shall indemnify and hold harmless the other from and against any and all claims for investment bankers, brokers, finders or similar commissions (“Third Party Commission”) made by any Person as a result of this Agreement and the transactions contemplated hereunder to the extent that any such Third Party Commission was incurred, or alleged to have been incurred, by or through them. The Seller hereby terminates any and all agreements by and among any of them in respect of the Shares, including any and all shareholder agreements or similar arrangements.

[Execution page follows]

SELLER’S EXECUTION PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first set forth below on the Purchaser Signature Page.

AND

Exhibit B

Seller’s Certificate and Release

Dear Purchaser set forth on Purchaser’s Execution Page:

I hereby agree to sell the number of shares of Common Stock set forth on the Purchaser Execution Page, of APO Health, Inc., a New York corporation (the “Company”) owned of record and beneficially by me set forth on the signature page hereof (the “Shares”) for consideration of that sum set forth on the signature page hereof. Further, I hereby represent and warrant to you as follows:

1.1. I am the record and beneficial owner of the Shares and when executed and delivered by the undersigned, this Certificate and Release shall constitute the valid and legally binding obligation of the undersigned enforceable against the undersigned in accordance with its terms. The representations made herein do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in connection with the purchase and sale of the Shares.

1.2. My execution of this Certificate and Release, and the consummation of the sale of the Shares, is based upon management’s representations and upon corporate counsel’s legal opinion as to the issuance of the Shares, and will not violate applicable federal or state securities laws and regulations any law, rule, regulation, judgment, injunction, award, decree, determination or other order of any court, government or governmental agency, domestic or foreign, binding upon me, or conflict with or result in any breach or termination of any of the terms of or the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which I am a party or by which I or any of my properties or assets are bound.

1.3. The Shares are free and clear of any mortgage, pledge, lien, security interest or other charge or encumbrance of any nature, and I have the right to sell and transfer the Shares to the Purchaser hereunder. The transfer of such Shares to the Purchaser hereunder will pass good and marketable title to the Shares to the Purchaser, free and clear of any mortgage, pledge, lien, security interest or other charge or encumbrance of any nature, including, but not limited to, any agreement concerning the Shares among the current or prior Shareholders of Company.

2. General Release - I hereby agree to the following;

KNOW ALL MEN BY THESE PRESENTS that the undersigned (the “Releasor”), in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has forever remised, released, discharged, and by these presents does forever remise, release and discharge the Purchaser (the “Releasees”), of and from all debts, obligations, liabilities, reckonings, bonds, specialties, controversies, suits, actions, causes of actions, claims or demands, in law or in equity, which against any one or more of the said Releasees, the Releasor ever had, now has or hereafter can, shall, or may have, for, upon or by reason of any matter, cause or thing whatsoever, known or unknown, from the beginning of the world to the day of the date of these Presents (collectively “Claims and Demands”). Without limiting the generality of this Release, this Release is intended to and does remise, release and discharge every individual named herein as a Releasee from every Claim and Demand Releasor could make against a Releasee individually and/or in the Releasee’s other capacities (including without limitation, as a director, officer, employee, shareholder, beneficiary and/or trustee of any entity, including but not limited to any entity under which any benefit plan was or is established).

3. Transfer Taxes. Any Transfer Taxes payable as a result of the sale or purchase of the Shares shall be paid by me.

4. Counterparts. This Exhibit B may be executed via counterparts, each of which shall be an original, but together shall constitute one and the same.

IN WITNESS WHEREOF, this Certificate has been duly executed by the undersigned as of the date first set forth above.

DATE of SALE: this 12th day of May, 2006

SELLER Paivis, Corp.

By:	/s/ Paivis, Corp.
Paivis, Corp.
Paivis, Corp.

Exhibit A

DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. “Control” “controlled by” and “under common control with”, as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Agreement Date” means the date of this Agreement.

“Consents” means consents, authorization, approvals, actions, waivers and similar writings.

“Contract” means any contract, mortgage, indenture, lease, sublease, note, bond, contract, deed of trust, license, sublicense, purchase order, sales order, undertaking, understanding, plan, commitment, arrangement, instrument, commitment or other agreement, oral or written, formal or informal.

“Document” means any Contract, financial statement, registration, certificate (including officer’s certificates), application, other writing or other document executed in connection with the transactions contemplated hereunder.

“Encumbrance” means any mortgage, pledge, lien, charge, debt, encumbrance, lease, security interest, license, easement, restriction, encroachment, condition, covenant, claim, exception, option, equity, right, other interest or other encumbrance of any kind or nature (whether absolute, accrued, disputed, contingent, known, unknown or otherwise).

“Law” means, as to any Person, the certificate of incorporation and by-laws, and any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree) or Consent of a court, other governmental authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues or to which such Person or any of its assets or revenues are subject.

“Liabilities” means any liabilities, commitments or other obligations of any kind or nature whatsoever, known or unknown, accrued, fixed, contingent or otherwise, liquidated or unliquidated, direct or indirect, choate or inchoate, determined, determinable or non-determinable, due or to become due.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, governmental authority or any other entity.

“Proceedings” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any governmental authority.

“Related Document” means any Schedule, any Exhibit and any other Document (including all Documents delivered at the Closing) arising out of the execution, delivery or performance of this Agreement (whether executed prior to, at or subsequent to the Closing).

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means any and all federal, state, local or foreign taxes or assessments of any kind or nature whatsoever, including any and all income, franchise, gross receipts, sales, alternative, add-on, minimum, employment, real property, personal property, business, capital stock, use and occupancy, ad valorem, transfer, license, excise, stamp, other transfer, estimated withholding, service, payroll and recording taxes and any related penalties, charges, interest and other additions thereto.

“Transfer Taxes” means transfer, registration or similar Taxes.

PURCHASER EXECUTION PAGE

For the Sale of

Paivis, Corp.’s Common Stock of APO Health, Inc., a New York company

DATE of SALE: this 12th day of May, 2006

Total Number of Shares to be purchased at Closing: 3,046,300

Current Shares outstanding: 3,209,563

Total Purchase Price to be paid by Purchaser:

One Dollar ($1) and the assumption of all the current, contingent and future debts of APO Health, Inc., a New York corporation. As at the date above, the total asset and total liabilities of APO Health, Inc., a New York corporation is approximately $1,097,000, and $1,402,000, respectively, and the net liabilities is approximately $305,000, subject to auditor review. In Fiscal 2004, APO Health Inc., a New York corporation had been listed in lawsuits by two national medical suppliers ( Proctor & Gamble Company and Alcoa, Inc.) each claiming for $10,000,000 in compensatory damages plus punitive damages. APO Health Inc. a New York Corporation is responsible for the resolution of these lawsuits plus the accrued costs of counsel fees in defense of these actions.

BUYER KJ Ventures, Ltd.

By:	/s/ Dr. Jan Stahl
Dr. Jan Stahl
President